Exhibit 24(b)(6)(j) Board Resolutions to Amend Articles and Bylaws to Change Company’s Name

RESOLUTIONS
OF THE BOARD OF DIRECTORS OF
VOYA INSURANCE AND ANNUITY COMPANY

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Approve Amendment to Articles and Bylaws to effect Name Change  to Venerable Insurance and Annuity Company

Amendment to Articles of Incorporation

WHEREAS, in connection with the acquisition of the Company, the Company is required to cease using the “Voya” name and brand, except in certain limited circumstances, no later than September 1, 2019; and

WHEREAS, the Board desires to amend the Company’s Restated Articles of Incorporation which are effective as of June 1, 2018 (the “Articles”), by amending Article I so that, as amended, it shall read as follows (the “Amendment”):

“Article I
Name of Corporation

The name of the Corporation is: Venerable Insurance and Annuity Company.”

NOW, THEREFORE, BE IT RESOLVED, that the Amendment be, and hereby is, authorized and approved and that the Board recommends that the sole stockholder of the Company approve the Amendment; and

FURTHER RESOLVED, that, upon approval of the sole stockholder of the Company, the Amendment be submitted to the Iowa Division of Insurance for approval in accordance with applicable requirements of Iowa law; and

FURTHER RESOLVED that, upon receipt of such approval, any officer of the Company acting individually be, and each such officer hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute and file the Articles of Incorporation with the Iowa Secretary of State; and

FURTHER RESOLVED, that the duly adopted Amendment shall be effective on the later to occur of (a) 12:01 a.m. (EDT), September 1, 2019; or (b) 12:01 a.m. (EDT) on the date on which the Amendment shall be filed with, and accepted by, the Secretary of State of Iowa; or (c) 12:01 a.m. (EDT) on such other date as the Secretary or Assistant Secretary of the Company may designate; and

FURTHER RESOLVED, that any officer of the Company acting individually be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company, to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, including under its corporate seal duly attested by the Secretary or an Assistant Secretary; to pay or cause to be paid all expenses; and to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to carry out the full intent and purposes of the foregoing resolution; and

FURTHER RESOLVED, that all actions heretofore taken by any officer of the Company in connection with the matter contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and affirmed in all respects.

Amendment to Bylaws

WHEREAS, the Board desires to amend the Company’s Amended and Restated Bylaws which are effective as of June 1, 2018 (the “Bylaws”), to reflect the Company’s name change to Venerable Insurance and Annuity Company (the “Bylaw Amendment”).

NOW, THEREFORE, BE IT RESOLVED, that the Bylaw Amendment be, and hereby is authorized and approved; and

FURTHER, RESOLVED, that the Company’s name as it appears in the title of, and throughout, the Bylaws be, and hereby is, revised so that the name “Voya Insurance and Annuity Company” is replaced throughout to read “Venerable Insurance and Annuity Company” effective upon the Effectiveness of the Amendment; further

FURTHER RESOLVED, that any officer of the Company acting individually be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company, to undertake all actions which may be necessary, desirable or proper to effectuate such Bylaw Amendment; and

FURTHER RESOLVED, that all actions heretofore taken by any officer of the Company in connection with the matters contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and affirmed in all respects.

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